Exhibit 10.1.2

AMENDMENT NO. 2 TO LOAN DOCUMENTS

SYPRIS SOLUTIONS, INC. (“Holdings”), SYPRIS TECHNOLOGIES, INC. (“Technologies”), SYPRIS ELECTRONICS, LLC (“Electronics”), SYPRIS DATA SYSTEMS, INC. (“Data Systems”), SYPRIS TECHNOLOGIES MARION, LLC (“Marion”), SYPRIS TECHNOLOGIES KENTON, INC. (“Kenton”), SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC (“Mexican Holdings”), SYPRIS TECHNOLOGIES NORTHERN, INC. (“Northern”), SYPRIS TECHNOLOGIES SOUTHERN, INC. (“Southern”), and SYPRIS TECHNOLOGIES INTERNATIONAL, INC. (“International”) (each a “Borrower”, and collectively the “Borrowers”) and PNC BANK, NATIONAL ASSOCIATION, as Agent (PNC, in such capacity, “Agent”) and Lender, agree as follows effective as of March 12, 2015 (the “Effective Date”):

1.	Recitals.

1.1

As of May 12, 2011, Borrowers and PNC, as Lender and Agent, entered into a Revolving Credit and Security Agreement (as amended, extended, modified, or restated, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings given such terms in the Loan Agreement as amended. The Loan Agreement, the Other Documents, and all related loan and/or security documents related thereto are referred to herein as the “Loan Documents”.

1.2

Borrowers have (i) failed to deliver to Agent the monthly financial statements and Compliance Certificate, as required under the Loan Agreement, (ii) advised Agent that Borrowers anticipate failing to satisfy the Fixed Charge Coverage Ratio under the Loan Agreement, and (iii) failed to maintain revenue levels under the Material Contract among Borrowers, Dana Limited, and certain Affiliates, and such failure may have resulted in a Material Adverse Effect. Such events and/or conditions (including any omissions, nonoccurrences or failures to act) constitute or will constitute, Events of Default under the Loan Agreement (collectively, the “Existing Events of Default”).

1.3	Borrowers have requested, and Agent and Lenders have agreed, to waive the Existing Events of Default and to amend the Loan Documents, on the terms and subject to the conditions set forth herein.

2.

Waiver of Existing Events of Default. Subject to the terms and conditions contained herein, upon the effectiveness of this Amendment, Agent and Lenders hereby waive the Existing Events of Default; provided, however that such waiver shall in no way constitute a waiver of any other Defaults or Events of Default which may have occurred but which are not specifically referenced as the Existing Events of Default, nor shall this waiver obligate Agent or any Lender to provide any further waiver of any other Default or Event of Default (whether similar or dissimilar, including any further Default or Event of Default resulting from a failure to comply with the terms of the Loan Agreement). Other than in respect of the Existing Events of Default, this waiver shall not preclude the future exercise of any right, power, or privilege available to Agent or any Lender whether under the Loan Agreement, the Other Documents or otherwise. Agent has not been advised by the Borrowers of the existence of any Defaults or Events of Default other than the Existing Events of Default, and the Borrowers have represented to Lender that no Default or Event of Default, other than the Existing Events of Default, has occurred and is continuing under any of the Loan Documents. Agent and Lenders have no actual knowledge, as of the date of this Amendment, of the existence of any Defaults or Events of Default (or of any condition or event (including any omission, nonoccurrence or failure to act) which would be or will be a Default or Event of Default: a) with the mere passage of time; b) if Agent were to give notice that such condition or event constitutes a Default of Event of Default; or c) which Agent has the right to determine to be a Default or Event of Default), other than the Existing Events of Default.

3.	Amendments.

3.1	Definitions. The following defined terms contained in Section 1.2 of the Loan Agreement are hereby amended and restated in their entirety as follows:

“Applicable Margin” shall mean, commencing as of the Second Amendment Date, (i) for Revolving Advances, 2.75% per annum for Domestic Rate Loans, and (ii) for the Facility Fee, 0.375% per annum; provided, however, that notwithstanding the foregoing, the Applicable Margin for Revolving Advances consisting of Domestic Rate Loans shall increase (x) on June 1, 2015, to 3.25% per annum, and (y) on the first day of each month thereafter, to a percentage which is 0.50% greater than the Applicable Margin for Revolving Advances consisting of Domestic Rate Loans for the immediately preceding month.

“Compliance Certificate” shall mean a compliance certificate to be signed by a Responsible Officer, which shall state that, based on an examination sufficient to permit such Responsible Officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto the calculations of the covenants set forth in Section 6.5, and calculations evidencing compliance with Sections 7.4 and 7.7 to the extent applicable.

3.2	New Definitions. Section 1.2 of the Loan Agreement is hereby amended to add the following defined terms in alphabetical order:

“Free Cash Flow” shall mean, for Holdings and its Subsidiaries on a Consolidated Basis, for any period, an amount equal to: Modified EBITDA minus interest expense paid in cash minus Capital Expenditures minus taxes paid in cash.

“Gill Subordinated Indebtedness” shall mean Indebtedness of the Borrowers in favor of Gill Family Capital Management Inc. in the principal amount of $4,000,000 and subordinated to the Obligations and subject to a subordination agreement in form and substance satisfactory to Agent in its sole discretion.

“Mexican Proceeds” shall mean proceeds of advances from Sypris Technologies Mexico S. de R.L. de C.V. and/or Sypris Technologies Toluca, S.A. de C.V. received by Borrowers on or after February 25, 2015 and applied to reduce the outstanding Revolving Advances.

“Modified EBITDA” shall mean for any period, for Holdings and its Subsidiaries on a Consolidated Basis, the sum of (a) Earnings Before Interest and Taxes, plus (b) depreciation expenses, plus (c) amortization expenses, plus (d) all non-cash charges or expenses reflected in net income (other than write-downs of Collateral), including non-cash stock compensation expense, plus or minus (e)  non-cash translation gains and losses due to changes in foreign currency exchange rates, plus (f) non-cash impairment of long-lived assets, goodwill, and intangibles. For the avoidance of doubt, Modified EBITDA shall not include any add backs for restructuring charges.

“Second Amendment Date” shall mean March 12, 2015.

“Second Amendment Proceeds” shall mean (i) proceeds of Subordinated Indebtedness which is not less than a minimum amount mutually agreeable to Borrowers and Agent (the “Minimum”), (ii) proceeds from the sale of the Toluca Property which is not less than the Minimum, or (iii) a combination of proceeds of Subordinated Indebtedness and proceeds from the sale of the Toluca Property in the aggregate amount of not less than the Minimum, in each case so long as any such Subordinated Indebtedness is on terms, and subject to documentation, which is reasonably satisfactory to Agent.

“Subordinated Indebtedness” shall mean (i) the Gill Subordinated Indebtedness and (ii) other Indebtedness of the Borrowers to a subordinated lender reasonably acceptable to Agent, in each case which is subordinated to the Obligations and subject to a subordination agreement in form and substance reasonably satisfactory to Agent.

“Toluca Property” shall mean the real property located at Industrias Quimicas 200, Zona Industrial, 50071, Toluca, Estado de Mexico, Mexico or Alberto Einstein 401, Zona Industrial, 50071, Toluca, Estado de Mexico, Mexico (as applicable) owned by Sypris Technologies Toluca, S.A.

3.3	Financial Covenants. Section 6.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.5     Financial Covenants.

(a)     Undrawn Availability. Have Undrawn Availability equal to or greater than (i) $1,000,000 at all times commencing on the Second Amendment date and continuing through and including May 31, 2015 or such earlier date set forth in clause (ii)(b) hereof and (ii) $5,000,000 at all times commencing the earlier of (a) September 30, 2015 and (b) the date of receipt by Borrowers of the Second Amendment Proceeds.

(b)      Free Cash Flow. Cause to be maintained Free Cash Flow as of the end of each month, commencing with the month ending April 30, 2015, of not less than the amounts set forth in the chart below for the corresponding measurement periods set forth in the chart below:

Measurement Period	Free Cash Flow
As of April 30, 2015 for the two month period then ending.	($4,647,000)
As of May 31, 2015 for the three month period then ending.	($5,397,000)
As of June 30, 2015 for the four month period then ending.	($5,717,000)
As of July 31, 2015 for the five month period then ending.	($6,860,000)
As of August 31, 2015 for the six month period then ending.	($5,382,000)
As of September 30, 2015 for the seven month period then ending.	($3,618,000)
As of October 31, 2015 for the eight month period then ending.	($3,310,000)
As of November 30, 2015 for the nine month period then ending.	($1,567,000)
As of December 31, 2015 for the ten month period then ending.	($2,892,000)

3.4	Collateral Access Agreements. Section 6.10 of the Loan Agreement is hereby deleted in its entirety.

3.5	Indebtedness. Section 7.8 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.8     Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (a) Indebtedness to Agent or Lenders, (b) Indebtedness (other than the Obligations) not in excess of $5,000,000 outstanding at any time incurred for Capital Expenditures, (c) Indebtedness permitted under Section 7.3, (d) Indebtedness included within the Purchase Price for a Permitted Acquisition, (e) Intercompany Obligations between Borrowers, (f) the Mexican Loan, and (g) Subordinated Indebtedness.3.6     Transactions with Affiliates. Section 7.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

7.10     Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except: (a) transactions disclosed to the Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions and Intercompany Obligations between Borrowers, (c) Permitted Investments, (d) transfers of cash or cash equivalents not in excess of $1,500,000 in the aggregate during any fiscal year to Sypris Europe ApS; provided that, notwithstanding anything to the contrary herein, no such transfers shall be made after the effective date of Amendment No. 1, and (e) on and after the Second Amendment Date, transfers of cash to repay the Mexican Proceeds so long as (x) at the time of, and after giving effect to the making of any such repayment, no Event of Default or Default shall have occurred or would occur and (y) such repayment is made within 30 days following the date on which Borrowers received the applicable Mexican Proceeds being repaid.

3.7	Term. Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

13.1     Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 15, 2016 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ten (10) days’ prior written notice and payment in full of the Obligations, including any fees due upon early termination. 4.     Consents.

4.1

Notwithstanding anything to the contrary contained in the Loan Agreement, Agent consents to the setoff by Borrowers of any amounts owed to Dana Corporation or any of its Affiliates against any amounts due from Dana Corporation of any of its Affiliates, including balances originating in the United States and Mexico, and to the collection of outstanding receivables and the payment of outstanding payables in connection with any such setoff.

4.2	Notwithstanding anything to the contrary contained in the Loan Agreement, Agent consents to the Liens securing the Gill Subordinated Indebtedness as of the date hereof.

5.	Representations, Warranties and Covenants. To induce Agent and Lenders to enter into this Amendment, each Borrower represents, warrants, and covenants, as applicable, as follows:

5.1

No Claims. Each Borrower represents and warrants that it has no claims, counterclaims, setoffs, actions or causes of actions, damages or liabilities of any kind or nature whatsoever whether at law or in equity, in contract or in tort, existing as of the date of this Amendment (collectively, “Claims”) against Agent or Lender, their direct or indirect parent corporations or any direct or indirect Affiliates of such parent corporations, or any of the foregoing's respective directors, officers, employees, agents, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event (defined below). As an inducement to Agent and Lender to enter into this Amendment, each Borrower on behalf of itself, and all of its respective successors and assigns hereby knowingly and voluntarily releases and discharges all Lender Parties from any and all Claims, whether known or unknown in existence as of the date hereof, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event. As used herein, the term “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted or begun at any time prior to the Effective Date or occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of any of the terms of the Loan Documents or any documents executed in connection with the Loan Documents or which was related to or connected in any manner, directly or indirectly to the relationship between the Borrowers and Agent or Lender or to the extension of credit represented by the Loan Documents.

5.2

Authorization. Each Person executing this Amendment on behalf of a Borrower is a duly elected and acting manager or officer of such Borrower and is duly authorized by the board of directors, members or managers, as applicable, of such Borrower to execute and deliver this Amendment on behalf of such Borrower. The entry into and performance of this Amendment and the related documents have been duly authorized by each Borrower. Each Borrower has the full right, power and authority to enter into this Amendment and perform its respective obligations hereunder.

5.3

No Misrepresentations. No information or material submitted to Agent in connection with this Amendment contains any material misstatement or misrepresentation nor omits to state any material fact or circumstance.

5.4

No Conflicts. The execution and delivery of this Amendment and all deliveries required hereunder, and the performance by each Borrower of its obligations hereunder do not and will not conflict with any provision of law or the organizational documents of Borrowers or of any agreement binding upon Borrowers.

5.5	Enforceability. This Amendment and each of the related documents is a legal and valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms.

5.6	Events of Default. No Default or Event of Default is continuing under any of the Loan Documents.

5.7

Ratification. Except as expressly modified herein, the Loan Documents, as amended, are and remain in full force and effect. The Loan Documents are hereby ratified and confirmed as the continuing obligation of the Borrowers. The Borrowers hereby reaffirm and grant to the Agent a security interest in and lien upon all of the Collateral.

6.	Conditions Precedent. The closing of this Amendment is subject to the following conditions precedent:

6.1	Amendment. Agent shall have received this Amendment duly executed by the Borrowers.

6.2

Fees and Expenses. Agent shall have received an amendment fee in the amount of $200,000, which Borrowers acknowledge was fully earned and payable upon execution of this Amendment (the “Amendment Fee”). The Amendment Fee may be charged to Borrowers by Agent as a Revolving Advance.

6.3

Capital Infusion. Borrowers shall have received the proceeds of subordinated indebtedness from Gill Family Capital Management Inc. or other Person acceptable to Agent (such Person, “Obligor”) in an amount which is not less than $4,000,000; provided, however, that such subordinated loan shall be evidenced by documentation in form and substance satisfactory to Agent, and such loan shall be subject to the terms and provisions of a subordination agreement between Obligor and Agent (and acknowledged by Borrowers) in form and substance satisfactory to Agent, it being understood that in no event shall Obligor receive, or be entitled to receive, any current pay interest in connection with the foregoing.

6.4

Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with this Amendment and the related documentation shall be satisfactory in form and substance to Agent and its counsel.

6.5	The representations and warranties of Borrowers in Section 5 herein will be true.

7.	Post Closing Covenants.

7.1

Advisors. On or before March 20, 2015, the Borrowers shall engage an investment bank acceptable to Agent for the purpose of finding a subordinated lender to extend financing to the Borrowers pursuant to an engagement letter in form and substance reasonably satisfactory to Agent. Borrowers further agree to retain such other advisors and consultants as are mutually agreeable to Borrowers and Agent.

7.2

Toluca Property. On or before March 20, 2015, the Borrowers shall engage an appropriate party acceptable to Agent for the purpose of selling the real property located at Industrias Quimicas 200, Zona Industrial, 50071, Toluca, Estado de Mexico, Mexico or Alberto Einstein 401, Zona Industrial, 50071, Toluca, Estado de Mexico, Mexico (as applicable) and owned by Sypris Technologies Toluca, S.A. (the “Toluca Property”).

7.3

Commitment Letter. On or before August 31, 2015, the Borrowers shall have received, and shall provide to Agent, (i) a commitment letter evidencing a commitment of a subordinated lender to extend financing to the Borrowers in an amount which is not less than the Minimum, (ii) a commitment letter evidencing a commitment of a buyer to purchase from the Borrowers the Toluca Property for a purchase price which is not less than the Minimum, or (iii) a series of commitment letters evidencing a commitment of a subordinated lender to extend financing to the Borrowers and a commitment of a buyer to purchase the Toluca Property such that Borrowers shall receive aggregate proceeds of not less than the Minimum, and in each case such subordinated lender commitment letter shall be reasonably satisfactory to Agent.

7.4

Receipt of Proceeds. On or before September 30, 2015, the Borrowers shall have received into their collections account located at PNC: (i) proceeds of Subordinated Indebtedness which is not less than the Minimum, (ii) proceeds from the sale of the Toluca Property which is not less than the Minimum, or (iii) a combination of proceeds of Subordinated Indebtedness and proceeds from the sale of the Toluca Property in the aggregate amount of not less than the Minimum, in each case so long as any such Subordinated Indebtedness is on terms, and subject to documentation, which is reasonably satisfactory to Agent.

7.5	Fees.

7.5.1

On June 1, 2015, and on the first day of each month thereafter through and including September 1, 2015, Agent shall receive a fee in an amount equal to $100,000, which Borrowers acknowledge will be fully earned and non-refundable as of such date, if by any such date Borrowers have not received the proceeds described in Section 7.4 above or if by such date a Satisfaction Event has not occurred. Each such fee may be charged to Borrowers by Agent as a Revolving Advance.

7.5.2

On October 1, 2015, Agent shall receive a fee in an amount equal to $250,000, which Borrowers acknowledge will be fully earned and non-refundable as of such date, if by such date Borrowers have not received the proceeds described in Section 7.4 above or if by such date a Satisfaction Event has not occurred. Such fee may be charged to Borrowers by Agent as a Revolving Advance.

7.6	Reporting.

7.6.1

Commencing with the fiscal month ending May 3, 2015, and continuing for each fiscal month thereafter, on or before the date which is 15 days after the end of each such fiscal month, Borrowers shall deliver to Agent the financial statements required to be delivered to Agent under Section 9.9 of the Loan Agreement, together with a Compliance Certificate detailing the Borrowers’ Free Cash Flow for such month.

7.6.2

No less than every two weeks, commencing two weeks following the Second Amendment Date, Borrowers shall provide Agent with an update of each item set forth in Sections 7.1 through 7.3, which update shall be in form and substance acceptable to Agent.

8.

Security Interest. As security for the payment and performance of the Obligations, and satisfaction by the Borrowers of all covenants and undertakings contained in the Loan Agreement and other Loan Documents, each of the Borrowers reconfirms the prior grant of the security interest in and first priority, perfected lien in favor of Agent, for its benefit and the benefit of each Lender, upon and to, all of its right, title and interest in and to the Collateral, whether now owned or hereafter acquired, created or arising and wherever located, and, to the extent not previously granted, hereby grants in favor of Agent, for its benefit and the benefit of each Lender, a lien and security interest in each Borrower’s right, title, and interest in and to the litigation between Dana Limited and Sypris Technologies, Inc.

9.	General.

9.1

This Amendment constitutes an “Other Document” as defined in the Loan Agreement. The Loan Documents are hereby modified to include this Amendment within the definition of the term “Other Documents” or “Loan Documents” as used therein.

9.2	All representations and warranties made by Borrowers herein will survive the execution and delivery of this Amendment.

9.3	This Amendment will be binding upon and inure to the benefit of Borrowers, Agent, and Lender and their respective successors and assigns.

9.4	This Amendment will in all respects be governed and construed in accordance with the laws of the State of Ohio.

9.5

This Amendment and the documents and instruments to be executed hereunder constitute the entire agreement among the parties with respect to the subject matter hereof and shall not be amended, modified or terminated except by a writing signed by the party to be charged therewith.

9.6

Each Borrower agrees to execute such other instruments and documents and provide Agent with such further assurances as Agent may reasonably request to more fully carry out the intent of this Amendment.

9.7

This Amendment may be executed in a number of identical counterparts. If so, each such counterpart shall collectively constitute one agreement. Any signature delivered by a party by facsimile transmission or other electronic means shall be deemed to be an original signature hereto.

9.8	No provision of this Amendment is intended or shall be construed to be for the benefit of any third party.

9.9	THE PARTIES EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT.

9.10

EACH BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT SUCH BORROWER MAY HAVE TO CLAIM OR RECOVER FROM THE AGENT OR ANY LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Signature Page Follows

Executed as of the Effective Date

SYPRIS SOLUTIONS, INC.

as Borrower

By:/s/ John R. McGeeney

Name: John R. McGeeney

Title: Vice President, General Counsel, and Secretary

SYPRIS TECHNOLOGIES, INC.

SYPRIS ELECTRONICS, LLC

SYPRIS DATA SYSTEMS, INC.

SYPRIS TECHNOLOGIES MARION, LLC

SYPRIS TECHNOLOGIES KENTON, INC.

SYPRIS TECHNOLOGIES MEXICAN HOLDINGS, LLC

SYPRIS TECHNOLOGIES NORTHERN, INC.

SYPRIS TECHNOLOGIES SOUTHERN, INC. SYPRIS TECHNOLOGIES INTERNATIONAL, INC.

as Borrowers

By:/s/ John R. McGeeney

Name: John R. McGeeney

Title: General Counsel

PNC BANK, NATIONAL ASSOCIATION,

as Lender and Agent

By: /s/ Jay Danforth

Name: Jay Danforth

Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 2 TO LOAN DOCUMENTS]